Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Michael Lyftogt
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana/Melissa Mackay
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

PRELIMINARY FISCAL 2011 FOURTH QUARTER AND FULL YEAR RESULTS

•                  Reports expected fourth quarter fiscal 2011 net sales of $99.6 million, reflecting a 1% decline in same-store sales.

•                  Expects to report gross margin in the range of 22% to 23% for the fourth quarter of fiscal 2011.

•                  Operating loss is expected to be in the range of $20 million to $22 million for the fourth quarter of fiscal 2011.

•                  Expects to report a fourth quarter fiscal 2011 net loss per share in the range of $0.47 to $0.51, which incorporates an effective tax rate in the mid-to-high teens and a pre-tax, non-cash store asset impairment charge of approximately $2.8 million.

Minneapolis, MN, March 31, 2011 — Christopher & Banks Corporation (NYSE: CBK) today announced preliminary results for the fiscal fourth quarter and full year ended February 26, 2011. For the fourth quarter of fiscal 2011, the Company expects to report net sales of $99.6 million, as compared to $101.9 million in the same period last year, reflecting a 1% decline in same-store sales. The Company also expects fourth quarter gross margin to decrease by 900 to 1,000 basis points, as compared to last year’s fourth fiscal quarter, primarily due to increased markdowns. SG&A expense is expected to be approximately $35 million for the quarter. As a result, the net loss per share for the fourth quarter is expected to range from $0.47 to $0.51. Anticipated results include a pre-tax, non-cash charge associated with asset impairment for underperforming stores of approximately $2.8 million, or $0.06 per share, and an effective tax rate in the mid-to-high teens.

The Company also expects capital expenditures of approximately $9 million for fiscal 2011, and to end the fiscal year with cash, cash equivalents and investments of approximately $106 million. Inventory, excluding e-commerce inventory, is expected to increase approximately 4% on a per-store basis at the end of the fourth quarter of fiscal 2011, as compared to the end of the fourth quarter of fiscal 2010.

For the full fiscal year, the Company expects to report net sales of approximately $448.1 million, reflecting a 1% decline in same-store sales. The Company also expects to report a loss per share in the range of $0.62 to $0.66, which includes non-cash charges related to the recognition of a $12.9 million full valuation allowance on the Company’s net deferred tax assets in the third quarter and an anticipated asset impairment charge of approximately $2.8 million in the fourth quarter.

Larry Barenbaum, President and Chief Executive Officer, commented, “While we are clearly disappointed with our sales and gross margin results in the fourth quarter, the weaker than anticipated performance was largely attributable to a merchandise assortment that did not reflect our new merchandising and product strategy going forward. That said, we responded quickly and were able to reduce inventory to levels below our initial expectations, as we increased markdowns to aggressively move through product. We have a number of initiatives underway that we believe will better align our product styling with our customers’ tastes and we expect the full benefit from these efforts to be visible beginning with our fall 2011 product offerings, which are scheduled for delivery in August. We are also focused on enhancing our customer experience and refining our marketing related initiatives to recapture our core customers’ fashion dollars.”

Mr. Barenbaum continued, “Fiscal 2012 will be a year of transition at Christopher & Banks, as our primary focus is on returning the Company to profitability through improved sales and gross margin. We effectively managed inventory levels and SG&A expenses in fiscal 2011, ending the year with no long-term debt and cash, cash equivalents and investments of approximately $106 million.”

The Company is planning to report its final fiscal 2011 fourth quarter and full year results on April 14, 2011 after the market closes.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of March 31, 2011, the Company operates 764 stores in 46 states consisting of 509 Christopher & Banks stores, 245 stores in their plus size clothing division CJ Banks, seven dual-concept stores and three outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-Commerce websites.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company expects fourth quarter fiscal 2011 net sales of $99.6 million, reflecting a 1% decline in same-store sales; (ii) that the Company expects to report gross margin in the range of 22% to 23% for the fourth quarter of fiscal 2011; (iii) that the Company expects to report an operating loss in the range of $20 million to $22 million for the fourth quarter of fiscal 2011; (iv) that for the fourth quarter of fiscal 2011, the Company expects to report a net loss per share in the range of $0.47 to $0.51, which incorporates an effective tax rate in the mid-to-high teens and a pre-tax, non-cash store asset impairment charge of approximately $2.8 million; (v) that total gross margin is expected to decrease by 900 to 1,000 basis points in the fourth quarter of fiscal 2011, as compared to last year’s fourth quarter, primarily due to increased markdowns; (vi) that SG&A expenses for the fourth fiscal quarter are expected to be approximately $35 million; (vii) that the anticipated results include a pre-tax, non-cash charge associated with asset impairment for underperforming stores of approximately $2.8 million, or $0.06 per share, and an effective tax rate in the mid-to-high teens; (viii) that the Company expects capital expenditures of approximately $9 million for fiscal 2011, and to end the fiscal year with cash, cash equivalents and investments of approximately $106 million; (ix) that inventory, excluding e-commerce inventory, is expected to increase approximately 4% on a per-store basis at the end of the fourth quarter of fiscal 2011, as compared to the end of the fourth quarter of fiscal 2010; (x) that for the full fiscal year, the Company expects to report net sales of approximately $448.1 million, reflecting a 1% decline in same-store sales and to report a loss per share in the range of $0.62 to $0.66, which includes non-cash charges related to the recognition of a $12.9 million full valuation allowance on the Company’s net deferred tax assets in the third quarter and an anticipated asset impairment charge of approximately $2.8 million in the fourth quarter; (xi) that the Company has a number of initiatives underway that it believes will better align the Company’s product styling with its customers’ tastes and that it expects the full benefit from these efforts to be visible beginning with its fall 2011 product offerings, which are scheduled for delivery in August; (xii) that the Company is also focused on enhancing its customer experience and refining its marketing related initiatives to recapture its core customers’ fashion dollars; and (xiii) that fiscal 2012 will be a year of transition at the Company, as its primary focus is on returning the Company to profitability through improved sales and gross margin. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) effectiveness of the Company’s brand awareness and marketing programs; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

###